Exhibit 4.31

(for change of due date and repayment method)

Contract Modification Certificate

Customer’s Copy

Resona Bank

Debtor

Yoshitsu Co.,Ltd.

Joint guarantor

Mei Kanayama

Article 1

The Debtor has agreed to the following modification of the due date and repayment method of the February 26, 2024 A.D. Loan Agreement Certificate

Article 2

(hereinafter referred to as the “Original Agreement”).

I hereby confirm that I have only entered into a Modification Agreement with respect to the following matters, and that all other terms and conditions of the Original Agreement (including the Modification Agreement, the same applies hereinafter) shall apply.

Article 3

The Joint Guarantors and the Security Guarantor hereby acknowledge and agree to be bound by the terms and conditions of the Original Agreement and this Amendment Agreement.

(Before Change)

Repayment Method Repayment of 200,000,000 yen shall be made on the due date.

Repayment Date March 31, 2025 A.D.

(After change)

Repayment Method

Repay 1,127,600 yen in April 2025,

1,353,100 yen in June 2025,

1,578,600 yen in July 2025,

1,804,100 yen in August 2025, and 2,029,600 yen in September 2025.

Repayments will be made in installments of 2,255,100 yen on the 31st of each month from October 2025 through February 2026, with 180,831,500 yen due on the due date.

Repayment Date March 31, 2025 A.D.

Thereafter

I have received an explanation of the contents of the Deed of Agreement and a copy of the Appendix.